Exhibit 99.1

Press Release

AuthenTec Reports First Quarter 2009 Financial Results

MELBOURNE, Fla., May 12, 2009 — AuthenTec (NASDAQ:AUTH), the world’s leading provider of smart fingerprint sensors and solutions, today reported financial results for the first quarter of 2009 ended April 3, 2009.

Financial and Business Highlights:

•	Reported first quarter revenue of $7.0 million

•	Reported non-GAAP net loss of $3.6 million, or $0.12 per diluted share

•	Announced Netbook design with ASUS and smart phone win with Acer

•	Achieved ISO 9001 Certification

Revenue for the first quarter of 2009 was $7.0 million, compared to the guidance of $6.0 million to $7.0 million previously provided by the Company. Revenue declined as compared to $15.5 million in the first quarter of 2008 and $11.6 million in the fourth quarter of 2008 due to the weakness in macroeconomic conditions and a reduction of inventory levels by the Company’s PC customers. Non-GAAP net loss for the quarter was $0.12 per diluted share compared to a guidance range of $0.14 to $0.16 per diluted share due to higher margins and lower operating expenses.

GAAP Results:

Under Generally Accepted Accounting Principles (GAAP), net loss for the first quarter of 2009 was $4.5 million, or $0.16 per diluted share. This compares to net income of $188,000, or $0.01 per diluted share, in the first quarter of 2008 and net loss of $1.3 million, or $0.05 per diluted share, in the fourth quarter of 2008. Loss per diluted share for the first quarter of 2009 is based on 28.6 million outstanding shares.

A reconciliation of GAAP to non-GAAP results is provided in Table 2 following the text of this press release.

Non-GAAP Results:

On a non-GAAP basis, net loss for the first quarter of 2009 was $3.6 million, or $0.12 per diluted share. This compares to net income of $587,000, or $0.02 per diluted share, in the first quarter of 2008 and net loss of $493,000, or $0.02 per diluted share, in the fourth quarter of 2008.

First quarter gross margin was 48.8 percent, compared to 49.6 percent in the same period a year ago and 45.8 percent in the fourth quarter of 2008. The decrease in gross margin compared to the first quarter of 2008 was primarily attributable to the absorption of fixed manufacturing support costs on a lower level of revenue. On a sequential basis, gross margin increased due to a favorable mix of higher margin products in the first quarter of 2009.

Total operating expenses, excluding stock-based compensation charges and costs related to a reduction in workforce, were $7.2 million, compared to $7.9 million in the first quarter of 2008 and $6.2 million in the fourth quarter of 2008. The decrease in operating expenses compared to the prior year period resulted from cost controls on discretionary spending and lower commission expenses. Operating expenses increased sequentially from the fourth quarter of 2008 due to higher fees related to ongoing litigation and the 2008 annual audit, as well as costs related to new product development. The fourth quarter of 2008 also included a $0.3 million reduction in expenses related to an incentive plan accrual, which was adjusted to reflect actual results.

AuthenTec ended the first quarter of 2009 with approximately $66.1 million in cash and investments, compared to $68.7 million in cash and investments at the end of 2008.

Business Update:

“Although the first quarter revenue was at the top end of our guidance and EPS exceeded the range provided in February, our results continue to be impacted by the overall economic conditions, in particular the decline in global demand for PC products,” said F. Scott Moody, Chairman and CEO of AuthenTec. “In response, we implemented several cost-cutting initiatives during the quarter, including a reduction of contractor and employee staffing, salary reductions of up to 10 percent, cancellation of our cash bonus program for the year, as well as other cost saving measures. These actions are expected to reduce our expenses by $5 million in 2009.”

“While managing expenses and preserving cash remain priorities, we continue to prudently invest in R&D to support our focus on becoming a more solutions-oriented company providing a multi-functional user input device, as well as software and end-user applications that fully utilize all of our products’ capabilities,” added Moody. “As proof of our success and focus on smart phones and netbooks, I’ll note that we secured a smart phone design with Acer and our first netbook PC design win with ASUSTek during the quarter. We also continue to be very aggressive in the development of our two new, low-cost sensors for the cell phone and PC markets, code named Rogers and Marcy, as well as our complementary TrueSuite user software that will begin sampling with key customers in the second quarter.”

“These new products should position us well for a return to growth as our end markets recover, while also expanding our penetration of new, high growth markets. Even though the current economic climate remains challenging, I believe we have taken the right actions to manage our expenses, while funding our development activities to ensure that we have the right products for the right markets as macroeconomic conditions improve.”

Business Outlook:

Mr. Moody concluded, "Looking ahead to the second quarter, we expect revenue to increase sequentially based on improved customer order patterns and lower supply chain inventories. Although visibility remains limited and forecasting difficult, we presently expect second quarter revenue to be in the range of $7.8 million to $8.3 million. The sequential increase in revenue combined with our cost reduction actions are expected to reduce non-GAAP net loss per diluted share to a range between $0.08 and $0.10 in the second quarter."

First Quarter 2009 Financial Results Web Cast and Conference Call:

AuthenTec will host a conference call to discuss its first quarter 2009 financial results at 5:00 p.m. Eastern Time (ET) today, May 12, 2009. Investors and analysts may join the conference call by dialing 866-543-6411 and providing the participant pass code 26616861. International callers may join the teleconference by dialing 617-213-8900 and using the same pass code. The conference call replay will be available beginning two hours after the call and will be available until midnight ET on Tuesday, May 19, 2009. The U.S. replay number is 888-286-8010, with a confirmation code of 37118795. International callers should dial 617-801-6888, with the same confirmation code. A live web cast of the conference call will be accessible from the Investor section of the Company's web site at investors.authentec.com. Following the live web cast, an archived version will be available on AuthenTec’s web site.

Use of GAAP and Non-GAAP Financial Metrics:

To supplement AuthenTec’s consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation, impairments on investments and pre-IPO charges related to changes in the fair value of warrants for preferred stock. AuthenTec uses the above non-GAAP financial measures internally to understand, manage and evaluate the business. Management believes it is useful for itself and investors to review, as applicable, both GAAP information and the non-GAAP measures in order to assess the performance of continuing operations and for planning and forecasting in future periods. The presentation of these non-GAAP measures is intended to provide investors with an understanding of the Company’s operational results and trends that enables them to analyze the base financial and operating performance and facilitate period-to-period comparisons and analysis of operational trends. AuthenTec believes the presentation of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which are provided in Table 2 after the text of this release. For additional information regarding these non-GAAP financial measures, and management's explanation of why it considers such measures to be useful, refer to the filings made from time to time with the Securities and Exchange Commission.

Forward Looking Statements:

This financial results press release contains statements relating to expected future results and business trends that are based upon AuthenTec’s current estimate, expectations, and projections about the industry, and upon management’s beliefs, and certain assumptions it has made that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “guidance,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “prospects,” “outlook,” “forecast,” and variations of these words or similar expressions are intended to identify “forward-looking statements.” In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are “forward-looking statements.” Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, the Company’s actual results may differ materially and adversely from those expressed in any “forward-looking statement” as a result of various factors. These factors include, but are not limited to: demand for, and market acceptance of, new and existing fingerprint sensors in the PC and wireless markets, general market and macroeconomic conditions, the Company’s ability to secure design wins for enterprise and consumer laptops and wireless devices, customer design wins materializing into production programs, the timely introduction of new products, the rate at which the Company increases its activity and opportunities in the wireless market, and additional opportunities in various markets for applications that might use AuthenTec’s products, and changes in product mix, as well as other risks detailed from time to time in its SEC filings, including those described in AuthenTec’s quarterly report on Form 10-K filed with the SEC on March 13, 2009. These “forward-looking statements” are made only as of the date hereof, and the Company undertakes no obligation to update or revise the “forward-looking statements,” whether as a result of new information, future events or otherwise.

About AuthenTec:

With more than 45 million sensors sold worldwide, AuthenTec is the world leader of smart fingerprint sensors and solutions to the high-volume PC, wireless device, and access control markets. AuthenTec’s award-winning sensors take full advantage of The Power of Touch® by utilizing the company’s patented TruePrint® technology to deliver the most convenient, reliable and cost-effective means available for enabling touch-powered features that extend beyond user authentication.

# # #

Investor Contact:

Shelton Group Investor Relations

Leanne K. Sievers, 949-224-3874

Executive Vice President, Investor Relations

lsievers@sheltongroup.com

Media Contact:

Brent Dietz

Director of Communications

AuthenTec

321-308-1320

brent.dietz@authentec.com

Q1 Financial Tables Attached

AuthenTec, Inc.

GAAP Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

Table 1

	Three months ended
	April 3, 2009	March 28, 2008
Revenue	$7,038	$15,514

Cost of revenue	3,663	7,828

Gross profit	3,375	7,686

Operating expenses:
Research and development	3,805	4,098
Selling and marketing	2,020	2,472
General and administrative	2,219	1,668

Total operating expenses	8,044	8,238

Operating loss	(4,669)	(552)

Other income (expense):
Impairment on investments	(28)	—
Interest income	175	740

Total other income (expense), net	147	740

Net Income (loss)	$(4,522)	$188

Net income (loss) per share:
Basic	$(0.16)	$0.01

Diluted	$(0.16)	$0.01

Shares used in computing net income (loss) per common share:
Basic	28,647	27,927

Diluted	28,647	30,525

AuthenTec, Inc.

GAAP to Non-GAAP Reconciliation

(In thousands, except per share amounts)

(Unaudited)

Table 2

	Three months ended
	April 3, 2009				March 28, 2008
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Revenue	$7,038	$—		$7,038	$15,514	$—		$15,514

Cost of revenue	3,663	(58)	(a)	3,605	7,828	(15)	(c)	7,813

Gross profit	3,375	58		3,433	7,686	15		7,701
Gross margin	48.0%			48.8%	49.5%			49.6%

Operating expenses
Research and development	3,805	(320)	(a)	3,485	4,098	(134)	(c)	3,964
Selling and marketing	2,020	(294)	(a)	1,726	2,472	(92)	(c)	2,380
General and administrative	2,219	(242)	(a)	1,977	1,668	(158)	(c)	1,510

Total operating expenses	8,044	(856)		7,188	8,238	(384)		7,854

Operating income (loss)	(4,669)	914		(3,755)	(552)	399		(153)

Other income (expense), net	147	28	(b)	175	740	—		740

Net Income (loss)	$(4,522)	$942		$(3,580)	$188	$399		$587

Net income (loss) per share:
Basic	$(0.16)	$0.04		$(0.12)	$0.01	$0.01		$0.02

Diluted	$(0.16)	$0.04		$(0.12)	$0.01	$0.01		$0.02

Shares used in computing net income (loss) per common share:
Basic	28,647	—		28,647	27,927	—		27,927

Diluted	28,647	—		28,647	30,525	—		30,525

(a)	Reflects adjustment to remove stock-based compensation of $702K and costs related to reduction in workforce of $212K from cost of revenue and operating expenses.
(b)	Reflects adjustment to remove other-than-temporary impairment on investments.
(c)	Reflects adjustment to remove stock-based compensation of $399K from cost of revenue and operating expenses.

AuthenTec, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

Table 3

	April 3, 2009	January 2, 2009
ASSETS
Current assets
Cash and cash equivalents	$54,092	$45,193
Short-term investments	6,750	18,132
Accounts receivable, net	3,097	3,985
Inventory	4,577	5,770
Other Assets	1,047	839

Total current assets	69,563	73,919
Long term investments	5,306	5,334
Other long-term assets	398	494
Property and equipment, net	3,522	3,716

Total assets	$78,789	$83,463

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,191	$4,050
Other accrued liabilities	4,820	4,927

Total current liabilities	8,011	8,977
Deferred rent	448	417

Total liabilities	8,459	9,394

Stockholders’ equity
Common stock and additional paid in capital	150,834	150,123
Other comprehensive loss	(57)	(129)
Accumulated deficit	(80,447)	(75,925)

Total stockholders’ equity	70,330	74,069

Total liabilities and stockholders’ equity	$78,789	$83,463